Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Reports First Quarter 2012 Operating Results

North Miami Beach, FL, May 2, 2012 – Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three months ended March 31, 2012.

Highlights for the quarter and recent activity include:

•	Generated Funds From Operations (FFO) of $0.27 per diluted share for the quarter
•	Generated Recurring FFO of $0.28 per diluted share for the quarter
•	Increased same property net operating income by 4.5% as compared to the first quarter 2011
•	Increased core occupancy to 91.2%, up 50 basis points from December 31, 2011
•	Executed 122 new leases, renewals, and options totaling 446,959 square feet at an average rent spread of 3.5%
•	Acquired or placed under contract three shopping centers located in Fairfield County, Connecticut and one center located in San Francisco, California for a gross purchase price of $189.8 million
•	Entered into a contract to acquire a retail development site in the Bronx, New York from the New York City Economic Development Corporation
•	Sold five non-core assets for $62.1 million
•	Closed a $200 million seven year unsecured term loan with an effective interest rate of 3.46% per annum

“We are pleased with the operating performance of our core business and advancements in our development and redevelopment program.” said Jeff Olson, CEO. “Our results reflect our progress in upgrading and diversifying our portfolio into high density markets including New York, San Francisco, Los Angeles, and Miami.”

Financial Highlights

In the first quarter 2012, the company generated FFO of $33.2 million, or $0.27 per diluted share, as compared to $61.0 million, or $0.52 per diluted share for the same period in 2011. The results for the first quarter of 2011 included a non cash bargain purchase gain of $30.6 million or $0.26 per diluted share related to the acquisition of Capital and Counties, USA.

Recurring FFO was $34.1 million, or $0.28 per diluted share in the first quarter of 2012 as compared to $33.3 million, or $0.28 per diluted share in the first quarter of 2011. A reconciliation of net income to FFO and the reconciling components of FFO to Recurring FFO is provided in the tables accompanying this press release.

Net income attributable to Equity One was $19.0 million and earnings per diluted share was $0.16 for the quarter ended March 31, 2012 as compared to net income of $35.0 million, or $0.32 per diluted share, for the first quarter 2011.

Operating Highlights

As of March 31, 2012, occupancy for the company’s consolidated core portfolio was 91.2% as compared to 90.7% at December 31, 2011 and 90.3% as of March 31, 2011. On a same property basis, occupancy decreased 10 basis points to 91.1% as compared to December 31, 2011 and decreased 10 basis points as compared to March 31, 2011.

Same property net operating income increased 4.5% for the first quarter of 2012 as compared to the first quarter of 2011 driven by the West Coast (+11.1%), Florida (+4.4%), the Northeast (+1.9%) and the Southeast (+0.9%). This increase was primarily attributable to an increase in minimum and percentage rental income as well as a decrease in bad debt expense and real estate tax expense year over year.

During the first quarter of 2012, the company executed 122 new leases, renewals, and options totaling 446,959 square feet at an average rent spread of 3.5%. This included 48 new leases in the core portfolio totaling 141,840 square feet at an average rental rate of $16.54 per square foot, representing a 2.5% decrease from prior rents on a same space, cash basis. Excluding spaces that were vacant for more than one year, the average rental rate on new leases increased by 4.8%. The company renewed 74 leases in its core portfolio for 303,194 square feet at an average rental rate of $15.10 per square foot which was a 6.8% increase to prior rents on a same space, cash basis.

Acquisitions

During the first quarter, the company acquired Potrero Center, a 226,699 square foot retail center located in San Francisco, California for $110.8 million. The center is anchored by Safeway, Ross, and Office Depot. Situated in the Mission District, the site is in a densely populated area with nearly 500,000 people within a three mile radius and an average household income in excess of $105,000.

The company also acquired, or placed under contract to acquire, three centers located on The Post Road in Fairfield County, Connecticut for $79 million, including the assumption of mortgage debt in the amount of $18.9 million which bears interest at 5.37%. Compo Acres is a 43,107 square foot center anchored by Trader Joe’s, located in Westport, Connecticut, an affluent area with an average household income of $212,000 within a three mile radius. Post Road Plaza is a 20,005 square foot center anchored by Trader Joe’s and Orvis in Darien, Connecticut, also an affluent market, with an average household income of $155,000 within a three mile radius. Darinor Plaza is a 152,025 square foot center located in Norwalk, Connecticut. It is anchored by Kohl’s, Old Navy and Party City and is located in a high barrier to entry market with a three mile average household income of $128,000.

Dispositions

During the first quarter, the company sold five non-core assets for $62.1 million, including 222 Sutter Street, an office/retail building located in San Francisco, California, Laurel Walk Apartments located in Charlotte, North Carolina, Commerce Crossing located in Commerce, Georgia, Grand Marche located in Lafayette Parish, Louisiana and an IHOP outparcel located in Norcross, Georgia.

Development and Redevelopment Activities

At March 31, 2012, the company had approximately $182.7 million of active development and redevelopment projects underway. The company’s largest development project is The Gallery at Westbury Plaza, a $145 million development located on Old Country Road in Nassau County, New York. The project will be anchored by many leading retailers including Saks Fifth Avenue OFF 5TH, Nordstrom Rack, Bloomingdale’s Outlet, Trader Joe’s, The Container Store, SA Elite, Old Navy, Ulta, and The Shake Shack.

The company has nine additional projects under expansion or redevelopment at an expected cost of $38.1 million. These projects will include retailers such as LA Fitness, Publix, CVS, Marshalls, Academy Sports, and Burlington Coat Factory.

The company recently entered into a contract with the New York City Economic Development Corporation to acquire a development site in the Bronx, New York on 230th Street and Broadway. The site is directly off the Major Deagon Expressway and is one block from the 231st Street subway station. The area is heavily populated with over 850,000 people living within a three mile radius. The development plan anticipates constructing 130,000 square feet of big box retail on two levels with an initial project budget of approximately $50 million, including the cost of the land. The company anticipates the project will open in late 2014.

Investing and Financing Activities

During the quarter, the company closed a $200 million unsecured term loan. The loan has a seven year term and, subject to certain conditions, can be increased to $250 million through an accordion feature. The term loan bears interest at the annual rate of LIBOR plus 190 basis points subject to a pricing grid for changes in the company’s credit ratings. The company also entered into interest rate swaps to convert the term loan’s LIBOR rate to a fixed interest rate, providing the company an effective fixed interest rate on the term loan of 3.46% per annum based on the company’s current credit ratings.

Balance Sheet Highlights

At March 31, 2012, the company’s total market capitalization (including debt and equity) was $3.9 billion, comprising 124.5 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $2.5 billion and approximately $1.4 billion of net debt (excluding any debt premium/discount and net of cash). The company’s ratio of net debt to total market capitalization was 35.3%. In addition, at March 31, 2012, the company had approximately $17.3 million of cash and cash equivalents on hand (including cash in escrow and restricted cash) and $42.0 million drawn on its revolving credit facilities.

FFO and Earnings Guidance

The company reaffirms its previous 2012 Recurring FFO guidance of $1.04 to $1.12 per diluted share which excludes bargain purchase gains, debt extinguishment gains/losses, land sale gains, impairment charges, transaction costs and other non-recurring income or charges.

The following table provides a reconciliation of the range of estimated net income per diluted share to estimated FFO and Recurring FFO per diluted share for the full year 2012:

	For the year ended December 31, 2012
	Low	High

Estimated net income attributable to Equity One	$0.35	$0.40

Adjustments:

Rental property depreciation and amortization including pro rata share of joint ventures	0.70	0.72
Net adjustment for unvested shares and non-controlling interest (1)	0.06	0.07
Gain on disposal of depreciable assets, net of tax	(0.11)	(0.11)
Impairments on depreciable real estate, net of tax	0.02	0.02

Estimated FFO attributable to Equity One	$1.02	$1.10

Transaction costs	0.04	0.04
Gain on land sales	(0.02)	(0.02)

Estimated Recurring FFO attributable to Equity One	$1.04	$1.12

(1)	Includes effect of distributions paid with respect to unissued shares held by a non-controlling interest which are already included for purposes of calculating earnings per diluted share.

ACCOUNTING AND OTHER DISCLOSURES

We believe FFO (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” We also believe that Recurring FFO is a useful measure of our core operating performance that facilitates comparability of historical financial periods.

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

FFO and Recurring FFO is presented to assist investors in analyzing our operating performance. Neither FFO nor Recurring FFO (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, and (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO and Recurring FFO.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One will host a conference call on Thursday, May 3, 2012 at 11:00 a.m. Eastern Time to review the 2012 first quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (800) 265-0241 (U.S./Canada) or (617) 847-8704 (international) using pass code 90455896. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.net.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (international) using pass code 42975132 through May 11, 2012.

FOR ADDITIONAL INFORMATION

For a copy of the company’s first quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.net. To be included in the company’s e-mail distributions for press releases and other company notices, please send e-mail addresses to Investor Relations at investorrelations@equityone.net.

ABOUT EQUITY ONE, INC.

As of March 31, 2012, our consolidated property portfolio comprised 164 properties totaling approximately 16.9 million square feet of gross leasable area, or GLA, and included 143 shopping centers, ten development or redevelopment properties, five non-retail properties and six land parcels. As of March 31, 2012, our core portfolio was 91.2% leased and included national, regional and local tenants. Additionally, we had joint venture interests in 17 shopping centers and two office buildings totaling approximately 2.8 million square feet.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(Unaudited)

(In thousands, except share par value amounts)

	March 31, 2012	December 31, 2011
ASSETS
Properties:
Income producing	$3,106,668	$2,955,605
Less: accumulated depreciation	(309,214)	(299,106)

Income producing properties, net	2,797,454	2,656,499
Construction in progress and land held for development	125,199	104,792
Properties held for sale or properties sold in a disposal group	11,901	46,655

Properties, net	2,934,554	2,807,946
Cash and cash equivalents	15,610	10,963
Cash held in escrow and restricted cash	1,716	92,561
Accounts and other receivables, net	8,777	17,790
Investments in and advances to unconsolidated joint ventures	54,963	50,158
Mezzanine loans receivable, net	64,710	45,279
Goodwill	8,401	8,406
Other assets	208,782	189,468

TOTAL ASSETS (including $109,000 and $109,200 of consolidated variable interest entities at March 31, 2012 and December 31, 2011, respectively*)	$3,297,513	$3,222,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable:
Mortgage notes payable	$468,485	$471,754
Unsecured senior notes payable	681,136	691,136
Term loan	200,000	—
Unsecured revolving credit facilities	42,000	138,000

	1,391,621	1,300,890
Unamortized premium on notes payable, net	7,384	8,181

Total notes payable	1,399,005	1,309,071
Other liabilities:
Accounts payable and accrued expenses	42,921	50,514
Tenant security deposits	8,757	8,496
Deferred tax liability	14,608	14,709
Other liabilities	186,844	164,188
Liabilities associated with assets held for sale or sold in a disposal group	—	27,587

Total liabilities (including $61,500 and $61,900 of consolidated variable interest entities at March 31, 2012 and December 31, 2011, respectively*)	1,652,135	1,574,565

Redeemable noncontrolling interests	22,726	22,804
Commitments and contingencies	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 150,000 shares authorized, 112,692 and 112,599 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1,127	1,126
Additional paid-in capital	1,590,257	1,587,874
Distributions in excess of earnings	(176,619)	(170,530)
Accumulated other comprehensive loss	(69)	(1,154)

Total stockholders’ equity of Equity One, Inc.	1,414,696	1,417,316

Noncontrolling interests	207,956	207,886

Total stockholders’ equity	1,622,652	1,625,202

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,297,513	$3,222,571

*	The assets of these entities can only be used to settle obligations of the variable interest entities and the liabilities include third party liabilities of the variable interest entities for which the creditors or beneficial interest holders do not have recourse against us other than for customary environmental indemnifications and non-recourse carve-outs.

EQUITY ONE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

For the three months ended March 31, 2012 and 2011

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
REVENUE:
Minimum rent	$60,818	$53,171
Expense recoveries	17,939	15,748
Percentage rent	1,954	1,454
Management and leasing services	804	466

Total revenue	81,515	70,839

COSTS AND EXPENSES:
Property operating	22,130	20,574
Rental property depreciation and amortization	21,715	18,766
General and administrative	11,560	11,977

Total costs and expenses	55,405	51,317

INCOME BEFORE OTHER INCOME AND EXPENSE, TAX AND DISCONTINUED OPERATIONS	26,110	19,522

OTHER INCOME AND EXPENSE:
Investment income	1,445	693
Equity in (loss) income of unconsolidated joint ventures	(188)	366
Other income	141	129
Interest expense	(17,369)	(17,551)
Amortization of deferred financing fees	(593)	(539)
Gain on bargain purchase	—	30,561
(Loss) gain on extinguishment of debt	(93)	42

INCOME FROM CONTINUING OPERATIONS BEFORE TAX AND DISCONTINUED OPERATIONS	9,453	33,223
Income tax benefit of taxable REIT subsidiaries	46	133

INCOME FROM CONTINUING OPERATIONS	9,499	33,356

DISCONTINUED OPERATIONS:
Operations of income producing properties sold or held for sale	(141)	3,589
Gain on disposal of income producing properties	14,269	—
Impairment loss on income producing properties sold or held for sale	(1,932)	—
Income tax benefit of taxable REIT subsidiaries	—	432

INCOME FROM DISCONTINUED OPERATIONS	12,196	4,021

NET INCOME	21,695	37,377

Net income attributable to noncontrolling interests – continuing operations	(2,713)	(2,400)
Net loss attributable to noncontrolling interests – discontinued operations	—	17

NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$18,982	$34,994

EARNINGS PER COMMON SHARE – BASIC:
Continuing operations	$0.06	$0.29
Discontinued operations	0.11	0.04

	$0.16 *	$0.33

Number of Shares Used in Computing Basic Earnings per Share	112,649	106,254

EARNINGS PER COMMON SHARE – DILUTED:
Continuing operations	$0.06	$0.28
Discontinued operations	0.11	0.03

	$0.16 *	$0.32 *

Number of Shares Used in Computing Diluted Earnings per Share	112,820	117,258

*	Note: Basic and Diluted EPS for the three months ended March 31, 2012 and Diluted EPS for the three months ended March 31, 2011 does not foot to the rounding of the individual calculations.

EQUITY ONE, INC. AND SUBSIDIARIES

Reconciliation of Net Income Attributable to Equity One to Funds from Operations (FFO) and to Recurring FFO

The following table reflects the reconciliation of FFO and Recurring FFO to net income attributable to Equity One, the most directly comparable GAAP measure, for the periods presented. In October 2011, NAREIT clarified that FFO should exclude the impact of impairment losses on depreciable operating properties, either wholly-owned or in joint ventures. The company has calculated FFO for all periods presented in accordance with this clarification.

	Three months ended March 31,
	2012	2011
	(In thousands)
Net income attributable to Equity One, Inc.	$18,982	$34,994
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	21,758	23,020
Net adjustment for unvested shares and noncontrolling interest (1)	2,499	2,415
Pro rata share of real estate depreciation from unconsolidated joint ventures	1,157	611
Impairments of depreciable real estate, net of tax (2)	1,932	—
Gain on disposal of depreciable assets, net of tax (2)	(13,086)	—

Funds From Operations	$33,242	$61,040

Transaction costs associated with acquisition and disposition activity, net of tax	1,267	2,809
Loss on debt extinguishment, net of tax (2)	809	—
Gain on land sales (2)	(1,183)	—
Gain on bargain purchase	—	(30,561)

Recurring Funds From Operations	$34,135	$33,288

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three months ended March 31, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)	Includes amounts classified as discontinued operations.

Funds from operations and Recurring FFO are non-GAAP financial measures. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of operating performance for REITs, and that it provides a relevant basis for comparison among REITs. We believe that Recurring FFO provides additional comparability between historical financial periods.

Reconciliation of Net Income Attributable to Equity One to Funds from Operations per Diluted Share

The following table reflects the reconciliation of FFO per diluted share and Recurring FFO per diluted share to earnings per diluted share attributable to Equity One, the most directly comparable GAAP measure, for the periods presented.

	Three months ended March 31,
	2012	2011
	(In thousands)
Earnings per diluted share attributable to Equity One, Inc.	$0.16	$0.32
Adjustments:
Rental property depreciation and amortization, including discontinued operations, net of noncontrolling interest	0.18	0.20
Net adjustment for unvested shares and noncontrolling interest (1)	0.01	(0.01)
Pro rata share of real estate depreciation from unconsolidated joint ventures	0.01	0.01
Impairments of depreciable real estate, net of tax	0.02	—
Gain on disposal of depreciable assets	(0.11)	—

Funds From Operations per Diluted Share	$0.27	$0.52

Transaction costs associated with acquisition and disposition activity, net of tax	0.01	0.02
Impairment of goodwill and land held for development, net of tax	—	—
Loss on debt extinguishment, net of tax	0.01	—
Gain on land sales	(0.01)	—
Gain on bargain purchase	—	(0.26)

Recurring Funds From Operations per Diluted Share	$0.28	$0.28

Weighted average diluted shares (2)	124,178	117,258

(1)

Includes net effect of: (a) distributions paid with respect to unissued shares held by a noncontrolling interest which have already been included for purposes of calculating earnings per diluted share for the three months ended March 31, 2012 and 2011; and (b) an adjustment to compensate for the rounding of the individual calculations.

(2)

Weighted average diluted shares for the three months ended March 31, 2012 are higher than GAAP diluted weighted average shares as a result of the 11.4 million units held by Liberty International Holdings, Ltd. which are convertible into our common stock. These convertible units are not included in the diluted weighted average share count for GAAP purposes because their inclusion is anti-dilutive.